CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 33-64776) and Form S-8 (File No. 33-66036) of Transocean Offshore Inc. (formerly Sonat Offshore Drilling Inc.) of our report dated June 15, 1996, except as to the information presented in Note 33, for which the date is July 26, 1996 contained in the Registration Statement of Sonat Offshore Drilling Inc. on Form S-4 (No. 333-09105), on our audits of the financial statements of Transocean ASA and Subsidiaries as of December 31, 1995, 1994 and 1993. We also consent to the inclusion in the prospectus documents relating to such Registration Statements of a statement that the foregoing consolidated financial statements of Transocean ASA and Subsidiaries have been incorporated by reference in such Registration Statements in reliance on our report and upon the authority of our firm as experts in accounting and auditing.




COOPERS & LYBRAND ANS
Oslo, Norway
September 18, 1996